EXHIBIT 16.1

May 9, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of DubLi, Inc. Form 8-K dated May 9, 2014, and have the following comments:

1.	We agree with the statements made in Item 4.01 in the Form 8-K, dated May 9, 2014.

Yours truly,

/s/ Cherry Bekaert LLP

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